Exhibit 99.1

MySize Reports 53% Year-Over-Year Revenue Growth in Second Quarter 2026 as Integrated Fashion Platform Continues to Scale

Quarterly revenue reaches $3.1 million; first-half revenue increases 57% to $5.5 million

Company enters next phase focused on contribution margin improvement, operating leverage and cash efficiency

AIRPORT CITY, Israel, August 14, 2026 — MySize, Inc. (NASDAQ: MYSZ) (“MySize” or the “Company”), a fashion technology company operating an integrated portfolio across AI-driven sizing solutions, e-commerce, recommerce and brand distribution, today announced financial results for the second quarter and six months ended June 30, 2026.

Revenue for the second quarter of 2026 increased 53% year-over-year to $3.07 million, compared with $2.01 million in the second quarter of 2025. For the first six months of 2026, revenue increased 57% to $5.46 million compared with $3.49 million in the same period in 2025.

The growth reflects the continued expansion of MySize’s fashion e-commerce activities, together with contributions from businesses added to the Company’s platform, including Ten Peacks. The Company’s resale platform, Percentil, also continued to scale, while MySize’s SaaS businesses maintained attractive gross-margin characteristics.

Second Quarter 2026 Highlights

●	Revenue increased 53% year-over-year to $3.07 million from $2.01 million.
●	First-half revenue increased 57% to $5.46 million from $3.49 million.
●	Percentil quarterly revenue increased to $413,000, compared with $168,000 in the second quarter of 2025.
●	The SaaS Solutions segment generated approximately 86% gross margin during the quarter, with revenue of $211,000 and cost of revenues of $30,000.
●	Net cash used in operating activities during the first six months of 2026 improved to $1.97 million, compared with $2.31 million during the same period in 2025.
●	The Company continued integrating Percentil and Ten Peacks into its broader fashion technology platform.
●	Management is increasingly focused on contribution margin, operating leverage and cash efficiency as the Company moves from platform expansion toward monetization and optimization.
●	Net loss for the second quarter of 2026 was approximately $1.75 million, compared to approximately $1.47 million in the second quarter of 2025.

Management Commentary

“During the second quarter, MySize continued to demonstrate that we can build scale across a diversified fashion platform,” said Ronen Luzon, Chief Executive Officer of MySize. “Revenue increased 53% year-over-year and exceeded $3 million for the quarter, while our SaaS and recommerce businesses continued to demonstrate the attractive margin characteristics that we believe can become increasingly important to the overall economics of the Company and its subsidiaries.”

“Over the past several years, we have deliberately expanded MySize beyond a single technology solution. Today, our platform addresses several of the most important challenges facing the fashion industry: size and fit, e-commerce, excess inventory and circularity, and international distribution.”

“As we enter the second half of 2026, our priorities are evolving. Growth remains important, but our focus is increasingly on the quality of that growth — improving contribution margins, increasing the proportion of higher-margin revenues, extracting greater operating leverage from our existing infrastructure and reducing cash consumption.”

“We believe much of the foundation required to support a considerably larger business is now in place. Our objective is to translate the scale we have built into stronger unit economics and, over time, a more sustainable financial model.”

Financial Results

Revenue for the three months ended June 30, 2026 was $3.07 million, compared with $2.01 million for the comparable period in 2025.

Gross profit was $973,000, compared with $1.12 million in the second quarter of 2025. Gross margin was approximately 31.7%, compared with approximately 56.0% in the prior-year period.

The change in consolidated gross margin primarily reflects a shift in revenue mix, with a greater portion of quarterly revenue generated by the Company’s commerce activities, which operate at lower gross margins than its SaaS and recommerce businesses.

Research and development expenses were $285,000, compared with $142,000 in the second quarter of 2025, reflecting continued investment in product development, AI capabilities and the expanded Naiz Fit platform.

Sales and marketing expenses were $1.23 million, compared with $520,000 in the prior-year quarter. The increase primarily reflects higher Amazon-related fees associated with increased e-commerce sales and the inclusion of Ten Peacks.

General and administrative expenses were $1.19 million, compared with $904,000 in the second quarter of 2025, primarily reflecting the expanded consolidated business.

Operating loss for the quarter was $1.72 million, compared with an operating loss of $586,000 in the second quarter of 2025.

Net loss was $1.75 million, compared with a net loss of $450,000 in the second quarter of 2025.

First-Half Results

For the six months ended June 30, 2026:

●	Revenue was $5.46 million, up 57% from $3.49 million.
●	Gross profit was $1.91 million, compared with $1.54 million.
●	Operating loss was $3.13 million, compared with $1.65 million.
●	Net loss was $3.13 million, compared with $1.51 million.
●	Net cash used in operating activities was $1.97 million, compared with $2.31 million during the prior-year period.

The improvement in operating cash usage was supported by working-capital management, including reductions in inventory, accounts receivable and prepaid expenses, partially offset by payments of outstanding trade payables.

Segment Development

MySize currently reports four operating segments: fashion e-commerce, SaaS Solutions, resale and other activities, which currently include Ten Peacks.

During the second quarter:

Fashion e-commerce generated revenue of $2.23 million.

SaaS Solutions, including Naiz Fit, generated revenue of $211,000 and continued to demonstrate a high gross-margin profile.

Resale, represented by Percentil, generated revenue of $413,000, compared with $168,000 in the second quarter of 2025.

Other activities, currently including Ten Peacks, generated revenue of $213,000.

Management believes the growing contribution from SaaS and recommerce represents an important opportunity to improve the business’s revenue mix over time.

Balance Sheet and Liquidity

As of June 30, 2026, MySize had $453,000 in cash and cash equivalents and $258,000 in restricted cash.

Net cash used in operating activities decreased to $1.97 million during the first half of 2026 from $2.31 million in the comparable prior-year period.

The Company continues to actively manage liquidity through working-capital optimization, existing financing arrangements and evaluation of additional financing and strategic capital alternatives.

As disclosed in the Company’s Form 10-Q, MySize expects to continue generating losses and negative operating cash flows in the foreseeable future and will require additional capital to support its operations and growth strategy.

Strategic Outlook

MySize’s strategy is to build an integrated fashion technology platform that allows brands and retailers to address multiple industry challenges through a single group of businesses.

The Company’s current portfolio includes:

●	Naiz Fit — AI-powered size and fit technology;
●	Orgad — technology-enabled e-commerce and marketplace operations;
●	Percentil — managed second-hand fashion and recommerce; and
●	Ten Peacks — international apparel and footwear brand distribution.

Following a period of acquisitions, integration and expansion, management intends to place increased emphasis during the second half of 2026 on improving contribution margin, increasing higher-margin revenue, optimizing operating expenses and strengthening cash efficiency.

“Our objective is not simply to build a larger company,” Luzon concluded. “Our objective is to build a stronger one. We believe the assets and capabilities are now in place, and our focus is increasingly on converting that platform into sustainable economic value for our shareholders.”

About MySize, Inc.

MySize, Inc. (NASDAQ: MYSZ) is a fashion technology company operating an integrated portfolio of businesses designed to address key challenges facing fashion brands and retailers, including size and fit accuracy, e-commerce, excess inventory, circularity and international distribution.

Through Naiz Fit, MySize provides AI-driven size and fit solutions; through Orgad, the Company operates technology-enabled e-commerce activities; through Percentil, it operates a managed second-hand fashion recommerce platform; and through Ten Peacks, it distributes international apparel and footwear brands.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding future operational execution, revenue growth, revenue mix improvement, margin expansion, profitability, technology development, market expansion and other strategic initiatives. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements. All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results may differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in the Company’s filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Investor Relations Contact:

Oren Elmaliah

Chief Financial Officer

MySize, Inc.

ir@mysizeid.com